Exhibit 10.11

SUB-CONTRACT AGREEMENT

FOR

Remediation of oily sludge material In KOC SEK Fields (Lot - C)

BETWEEN

THE ENERGY AND RESOURCES INSTITUTE (TERI)

AND

VIVAKOR MIDDLE EAST (VIVIKME)

SUB-CONTRACT No. 01-2018

SUB-CONTRACT AGREEMENT

This SUB-CONTRACT AGREEMENT (“AGREEMENT”) for oily sludge material remediation services is made and entered into as on February 6th, 2018 (the “Effective Date”), by and between:

(a)	The Energy and Resources Institute, having its registered address at Darbari Seth Block, IHC Complex , Lodhi Road, New Delhi -110 003, hereinafter referred to as "TERI" (the "CONTRACTOR"); and
(b)	VIVAKOR MIDDLE EAST, a company organized and existing under the laws of the State of Qatar and having its registered address at Al Mana Twin Towers, CR Number 74308 hereinafter referred to as “VIVAKOR MIDDLE EAST” (the "SUB-CONTRACTOR" ).

(Hereinafter referred singly as 'Party' and collectively 'Parties')

WITNESSETH:

WHEREAS, TERI has been awarded a Project by Kuwait Oil Company (K.O.C), Kuwait (hereinafter the 'Client') vide contract no. 12050840, for undertaking soil remediation activities in Kuwait; and

WHEREAS, the SUB-CONTRACTOR has submitted, and the CONTRACTOR has accepted, a proposal to perform oily sludge material remediation services forming part of the Project, upon the terms and conditions hereinafter contained.

NOW, THEREFORE, In consideration of the premises and of the mutual covenants and the agreement of the parties herein expressed , the Parties hereto agree as follows:

l.	Scope of Work:

The SUB-CONTRACTOR's scope of work includes the following:

a)	Design of the sludge treatment plant and equipment suitable for remediation of the sludge material.
b)	Preparing and getting approved by KOC all documents and drawings as per the requirements of KOC. This Includes but is not limited to project execution plan, technology write-up, work method statements for various activities, procedures for installation, commissioning and demobilization of the plant and equipment, lifting plans, site plans,commissioning plans, wiring diagrams and other drawings etc . that may be demanded by KOC.
c)	All work related to preparation of the site for installation of the treatment plant and equipment, including any foundation, temporary structures, lighting arrangement, water supply, sewage disposal facility etc.
d)	Installation, commissioning, operation and maintenance of the plant and equipment required for sludge treatment work. All machinery like cranes, fork lift, loaders, excavators, trucks etc. required for this as well as manpower required for this will be arranged by VIVAKOR MIDDLE EAST.
e)	Performing remediation and related services for the entire quantity of oily sludge material as shown in Annexure 1 such that remediated material meets the KOC Primary Ecotoxicity standards as given in Annexure 2
f)	Any waste water generated must be treated to meet KOC Irrigation water standards as given in Annexure 3. Any other waste or by-product that is generated by the treatment process must also be treated to meet KOC standards All of these must be disposed of as directed by KOC and in accordance with KOC procedures
g)	All fuel, water, electricity, lighting etc. required for the treatment process will be arranged by VIVAKOR MIDDLE EAST at their own cost All material, labour, equipment and tools required by the company for installation, commissioning, operation, maintenance and demobilization of their Plant(s) will be arranged for by VIVAKOR MIDDLE EAST

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h)	Any recovered oil may be recycled back by VIVAKOR MIDDLE EAST for using in their treatment process. However any oil finally left over after the treatment is over, must have a BS&W less than 20% and disposed of as directed by KOC, and in accordance with KOC procedures.
i)	The residual solids remaining after treatment must meet KOC Primary Ecotoxicity standards.
j)	There should not be any waste by-product(s) or toxic air released from the treatment process into the atmosphere or ground. Air quality monitoring will have to be done if any gases are released into the atmosphere as a result of the treatment process and the required environment standards will have to be met
k)	Demobilization of the plant and equipment setup for sludge treatment work. After demobilization, the site should be clean and in the same condition as when it was taken over for installation of the equipment. Any machinery like cranes, fork lift loaders, excavators, trucks etc. required for this will be arranged by VIVAKOR MIDDLE EAST
l)	Adhere to the deadlines/timelines set forth in Annexure 4 - Schedule for completion of Sludge Treatment Work.

2.	SUB·CONTRACTOR's responsibilities:

a)	SUB-CONTRACTOR shall provide all labour, material, equipment and services necessary to perform the work as specified in Clause 1 above and shall undertake such work in accordance with the requirements of the KOC tender document (as specified in Annexure 5).
b)	SUB-CONTRACTOR shall initially undertake a trial for treatment of 1000 cubic meters of sludge material free of cost within a period of Hundred and twenty (120) days from the date of signing of this Agreement, such time frame may adjust due to overseas shipping, permits, clearances from KOC, and is subject to change. The trial will be done for representative types of sludge like dry sludge, wet sludge etc taken from different locations in the sludge piles. If the trial is completed within the treatment deadlines specified In this Agreement and is declared successful by TERI and KOC, the sub-contractor will be paid for the trial and then only will the SUB-CONTRACTOR be permitted to treat the remaining quantity of sludge material. In such case, the SUB-CONTRACTOR agrees to undertake treatment of the remaining quantity of sludge material. In such case, the SUB-CONTRACTOR agrees to undertake treatment of the remaining quantity of sludge material at the same price and under the same terms and conditions as are contained in this Agreement.
c)	All people engaged by VIVAKOR MIDDLE EAST whether from Kuwait or from abroad, must have a visa or Kuwaiti Civil ID of the local agent of VIVAKOR MIDDLE EAST.
d)	SUB-CONTRACTOR, with TERI assistance, shall obtain necessary Kuwai t EPA clearance for any chemicals that are to be imported and used in Kuwait
e)	SUB-CONTRACTOR shall set up the following facilities at site in addition to their Plant if needed, and if not will use TERI existing facilities

•	Porta Cabins and other facilities for staff like lunch room, pantry, washroom, shower room
•	General lighting of the area with Tower Lights if night working is involved
•	Electricity supply through DG sets
•	Any other item that may be necessary as per treatment procedure and KOC Instructions

f)	SUB-CONTRACTOR shall arrange for customs clearance of any equipment imported into Kuwait and arrange visas for the personnel of VIVAKOR MIDDLE EAST.
g)	SUB-CONTRACTOR shall be responsible for obtaining all necessary permissions for executing the work, and TERI will assist if requested, including but not limited to:

i	Gate passes for employees and vehicles
ii	Work permits from KOC for their personnel,
iii	Safety and third party inspection certificates for equipment and vehicles entering KOC
iv	Temporary Construction Permits;
v	Environmental permits
vi	Loading notes for taking out items from KOC site

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h)	SUB-CONTRACTOR shall provide all personnel required for safe and efficient installation, commissioning, working and demobilization of the company equipment. The staffing pattern will have to take into account the statutory personnel required by KOC. This will include as a minimum provision of a safety officer and work site supervisor in each shift,in addition to any supervisory and operation/maintenance staff that may be required. The CVs of some key personnel may have to be approved by KOC. These key persons shall not be withdrawan or replaced by the company without the prior approval ot TERI/KOC.
i)	SUB-CONTRACTOR shall provide any telephone, internet connection, computers etc. required when undertaking the work.
j)	Conduct any Hazop/Hazid study if so required by KOC.
k)	Conduct Environment monitoring activities if so required by KOC.
l)	Maintain a daily log of work done and submit weekly as well as monthly progress reports as per format to be decided between TERI and the subcontractor
m)	Engage a local agent who will carry out all formalities for import of items, customs clearance, visas for staff of VIVAKOR MIDDLE EAST, EPA clearance etc.
n)	Follow all procedures and instructions laid down by KOC for day to day working.
o)	Skill and Ability. SUB-CONTRACTOR agrees to provide and furnish skill and judgment in the performance of the Work in a manner consistent with that degree of skill and care ordinarily exercised by similarly situated members of SUB-CONTRACTOR’S profession.
p)	SUB-CONTRACTOR agrees to perform in a timely manner of all its Work efficiently and with the requisite expertise, skill, competence, and ability, to satisfy the requirements of the Contract Documents and Project schedule requirements, and to cooperate with TERI so that TERI may fulfill its obligations to its Cliients.
q)	SUB-CONTRACTOR shall comply with all applicable safety laws and regulations including, but not limited to, federal and state occupational, safety and health acts, in particular the applicable provisions of OSHA. If required by TERIM SUB-CONTRACTOR shall comply with the more stringent of those safety programs and procedures.
r)	SUB-CONTRACTOR agrees to abide by both its own internal Health and Safety and Quality Control Plans as well as by TERI’S Health and Safety and Quality Control Plans. SUB-CONTRACTOR warrants that the Work will be free from any defects in equipment, material, design, or workmanship performed by SUB-CONTRACTOR.
s)	PPE. The SUB-CONTRACTOR shall provide its own Personal Protective Equipment (PPE)
t)	Correction of Defective Work. SUB-CONTRACTOR agrees to correct any Work that is found not to be in conformance with the requirements of the Contract Documents within a period of one year from the date of delivery of SUB-CONTRACTOR’S final report.
u)	Vivkor Middle East Reserves the rights to mix different materials for more efficient processing as needed.
v)	Final Completion Date. SUB-CONTRACTOR is required to complete all of its work within the time requirements and prior to the date for final completion as give in Annnexure 4 - Schedule for completion of Sludge Treatment Work, time being of the essence.
w)	All the works and related activities mentioned in clause 1 and 2 above will be undertaken by the SUB-CONTRACTOR at his/her own cost.

3.	TERI’s responsibilities:

a)	Provide space at site for installation of the equipment of VIVAKOR MIDDLE EAST
b)	Provide one room in a porta-cabin at site of work, along with electricity and furniture
c)	Provide one Project Manager, one Safety Engineer and one - Permit Applicant in day shift.
d)	Assist VIVAKOR MIDDLE EAST in getting gate passes, loading notes, permits etc from KOC

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e)	Testing of all treated material will be the responsibility of TERI, For all purposes, only the KOC approved laboratory test results will be considered for acceptance of the successful treatment. The testing will be done by the KOC approved laboratory based on samples taken by TERI according to a sampling plan approved by KOC. KOC may take independent samples of the treated material for testing. TERI as well as the KOC samples must pass the tests and the results of the tests must be accepted by KOC in order to declare the treatment as being successful. Billing can be done by VIVAKOR MIDDLE EAST only after the test results have been declared successful.
f)	Teri will be responsible for demobilization for the site except Vivakor Middle East Assets.

4.	Sub-Contract Price

4.1	Upon successful completion of the trial for treatment of 1000 cubic meters of sludge material and receipt of fee from KOC for the same, TERI will pay to VIVAKOR MIDDLE EAST US$ Seventy-two (USD 72) per cubic meter of successfully treated sludge, such payment to be made within 15 (fifteen) days of receipt of fee from KOC for successfully treated sludge. However, Vivakor Middle East reserves the rights to penalize TERI for any late payments other than agreed. This fee is inclusive of all taxes, levies and charges etc. In case any quantify out of the 1000 cubic meters of the sludge treated in the above trial does not meet the remediation criteria set forth by KOC, then no payment will be made to VIVAKOR MIDDLE EAST. Passing of a partial quantity or passing of only some of the type of sludge will not be considered as a success of the treatment process. If a sample of treated sludge fails in testing during this trial then VIVKOR MIDDLE EAST will be given an opportunity to give another sample for testing from the same batch of treated material. If the second sample also fails, then the treatment process will be deemed as a failure and the trial will be abandoned. No further treatment of sludge will be done. In such a case VIVAKOR MIDDLE EAST agrees to demobilize its plant and equipment and this Agreement shall stand terminated.
4.2	In case the trial is successful and 1000 cubic
4.3	TERI will deduct 5% of invoice amount as retaining Tax and same will be returned to VIVAKOR MIDDLE EAST after submission of Tax clearance issued by Kuwait government to Vivakor Middle East.

5.	Commencement date of Works and Work Completion Deadline

5.1	The parties agree that the date for commencement of work by SUB-CONTRACTOR is the Effective Date and the entire works shall be completed as per the timelines given in Annexure 4 - Schedule for completion of Sludge Treatment Work.

6.	Liquidated Damages

6.1	The Rate of the Liquidated Damages shall be KWD400/- per day of delay beyond the Date of Completion specified i.e. in Annexure 4. The SUB-CONTRACTOR understands and agrees to comply with timelines given in Annexure 4 - Schedule for completion of Sludge Treatment Work. However, the subcontractor is not responsible for delays caused by TERI or KOC.
6.2	The SUB-CONTRACTOR understands and agrees that the sludge treatment system has to be installed sufficiently in advance to comply with the schedule as outlined in Annexure 4.
6.3	TERI has the right to pursue all available remedies in the event of any delays to the works caused in whole or in part by the acts of commission/omission of the SUB-CONTRACTOR.

7.	Termination

7.1	Each Party is entitled to terminate this Agreement by giving written notice to the other if that other Party commits a material breach of this Agreement and fails to remedy that breach within thirty (30) days of being required to do so following written notice served on the Party that has committed the breach.
7.2	Notwithstanding the provisions of this Agreement, either party shall be entitled to terminate this Agreement immediately if the other Party is involved in any legal proceedings concerning its solvency, enters into liquidation, whether compulsory or voluntary, other than for the purposes of an amalgamation or reconstruction, makes an arrangement with its creditors, becomes subject to an administration order or has receiver or manager appointed over all or any part of its assets.

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7.3	Upon termination for any reason, VIVAKOR MIDDLE EAST will be paid for the sludge quantity treated till the date of termination. No other payment will be due. VIVAKOR MIDDLE EAST must remove its equipment and clear the site within thirty (30) days of termination of this Agreement..

8.	Indemnification

8.1	SUB-CONTRACTOR agrees to indemnify, hold harmless, and defend CONTRACTOR, its officers, directors, members, agents, representatives employees from any and all liabilities, claims, damages, penalties, fines, forfeitures, suits and the cost incidents thereto caused by SUB-CONTRACTOR or its officers, directors, agents or employees, negligent or willful acts or omissions in the performance of work or by the breach of any term or provisors set forth in the agreement.
8.2	CONTRACTOR agrees to indemnify, hold harmless, and defend SUB-CONTRACTOR, its officers, directors, members, agents, representatives employees form any and all liabilities, claims, damages, penalties, fines, forfeitures, suits and the cost incidents thereto caused by CONTRACTOR or its officers, directors, agents or employees, negligent or willful acts or omissions in the performance of work or by the breach of any term or provisors set forth in the Agreement.

9.	Assignment

9.1	SUB-CONTRACTOR shall not be entitled to assign all or any part of its obligations under this Agreement without the prior written consent of the CONTRACTOR

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10.	Force Majeure

10.1	No delay or failure in performance by either Party hereto shall constitute default hereunder or give rise to any claim for damages if, and to the extent, such delay or failure is caused by force majeure. Unless such force majeure substantially frustrates performance of the Agreement, force majeure shall not operate to excuse, but only to delay performance.
10.2	In this Agreement, Force Mjeure shall mean any cause preventing a party (the “Affected Party”) from performing any or all of its obligations which arises from or is attributable to acts, events, omissions or accidents beyond the reasonable control of the Affected Party, including but not limited to acts of the public enemy; expropriation or confiscation of facilities; changes or compliance with any applicable law, government order, rule, regulation or direction; war, rebellion, civil disturbances, sabotoge, riots, floods, unusually severe weather that could not reasonably have been anticipated, fires or other catastrophes; strikes or other concerted acts of employees, lockouts; and other similar occurrences.
10.3	If SUB-CONTRACTOR is delayed in performance of Work by force majeure, SUB-CONTRACTOR shall promptly notify CONTRACTOR about the existence of force majeure and shall have no liability in respect of any delay in performance or any non-performance of any obligation under this agreement.
10.4	SUB-CONTRACTOR shall make reasonable efforts to minimize the effects of force majeure on the work schedule and completion.

11.	Dispute Resolution

11.1	The parties shall use their best efforts to negotiate in good faith and settle amicably any dispute that may arise out of, or relate to, this Agreement (or its construction, validity or termination (a “Dispute”).
11.2	If a Dispute cannot be settled through negotiations between appropriate representatives from each of the parties, either Party may give to the other a notice in writing (a “Dispute Notice”). Within seven (7) days of the Dispute Notice being given, the parties shall each refer the Dispute to the senior representatives nominated by the chief executive officer of each Party, who shall meet in order to attempt to resolve the Dispute. If the Dispute is not settled by agreement in writing between the parties within fourteen (14) days of the Dispute Notice, it shall be resolved in accordance with the provisions given in Clause 12.

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12.	Governing Law and Arbitration

12.1	This Agreement is governed by, and shall be construed in accordance with, the laws of the State of Kuwait. All disputes, controversies, or differences which may arise between the parties, out of or in relation to or in connection with this agreement, or for the breach thereof, which cannot be resolved amicably shall be finally settled by a Court of competent jurisdiction in Kuwait.

13.	Specific Terms and Conditions

13.1	This Agreement and its Annexes shall together constitute the entire agreement between the Parties and shall supersede all communications, negotiations and agreements of the Parties made prior to the date of this Agreement.
13.2	All documents forming part of this Agreement are intended to be correlative, complementary and mutually explanatory of one another.
13.3	Address for Communication
All important communications and contractual notices pursuant to or in connection with this Agreement shall be communicated in writing in the English Language as set forth below.

To TERI:

Ashok Kumar Saxena

CEO

TERI KOC PROJECT

c/o DELHAM General Trading Contracting Co.

AlAwaqafComplex, Tower 17

10th Floor, Office 32 and 33

P.O. Box 25375, Safat-13114 Kuwait

Email: ashok.saxana@teri-kocproj.org

To VIVAKOR MIDDLE EAST:

Garen Kolajian

General Manager

c/o Triu Valley Trading and Contracting W.I.I.

Al Mana Twin Towers, 5th Floor;

P.O. Box 36:20, Doha-Qatar;

Email: Garen@trivalleygatar.com

TERI and VIVAKOR MIDDLE EAST may notify the other of any change to the address or any other details specified in this section provided that such notification shall only be effective from the date specified in such notice.

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14.	Translation

14.1	This Agreement is executed in English. In the event this Agreement is translated into a language or languages other than English, this version in English shall be controlling on all questions or interpretations and performance.

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have executed this AGREEMENT as of the day and year first written above.

For and on behalf of the CONTRACTOR	For and on behalf of the SUB-CONTRACTOR
The Energy and Resources Institute	VIVAKOR MIDDLE EAST

/s/ Ashok Kumar Saxena	/s/ Matt Nicosia
Name: Ashok Kumar Saxena	Name: Matt Nicosia
Title: CEO TERI-KOC PROJECT	Title: Partner, CEO

Witness: /s/ Puneet Chandra
Puneet Chandra	Witness: /s/

Annexes:

Annexure 1: Material to be treated

Annexure 2: KOC Primary Ecotoxicity standards

Annexure 3: KOC Irrigation standards

Annexure 4: Schedule for Completion of Sludge Treatment Work

Annexure 5: Requirements as per KOC tender document

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Annexure 1: Material to be treated

The material to be remedied is oily sludge which has been lying exposed to weather for several years. It is mostly in solid form but a small amount may turn into viscous liquid when the ambient temperature is high. A few pictures of the sludge are attached. The material is lying in two heaps at the project site inside KOC. It is to be treated within KOC premises and cannot be taken out for treatment. The matarial will be offered by TERI for treatment on “as is where is basis”. Both Parties will jointly measure and agree upon the total quantify of material (in cubic meters) to be treated before commencement of work.

Measurement

Measurement of the sludge material volume will be e done by stock piling up and using survey equipment to calculate the volume. Where the sludge is too fluid to stack it into geometrical shape, it will be collected in a holding pit made by restraining bund walls and survey will be done to calculate the volume.

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Annexure 2: Primary Ecotocity standards

Table 1: Remediation Standards (mg/kg)

Parameter	Commercial/ Industrial RS	Primary Ecotoxicity RS	Alternate** Ecotoxicity RS
(mg/kg)			
PETROLEUM HYDROCARBONS			
PHC (total*) C6-C10	19,000	320	--
PHC (total*) C10-C16	10,000	260	--
PHC (total*) C16-C35	23,000 (>Csat)	1,700	--
PHC (total*) >C35	30,000 (>Csat)	3,300	--
Total PHC*,***	30,000 (>Csat)	5,580	10,000
PAHs			
Acenaphthene	10,457	--	--
Anthracene	--	5.8	--
Benz[a]anthracene	20	2.5	--
Benzo[b]fluoranthene	20	20	--
Benzo[k]fluoranthene	196	38	--
Benzo[a]pyrene	11	4	--
Chrysene	1,955	35	--
Dibenz[ah]anthracene	2	2	--
Fluoranthene	21,501	--	--
Fluorene	10,887	--	--
Indeno[1,2,3-cd]pyrene	20	20	--
Naphthalene	62	11	--
Pyrene	15,909	10	--
Benzo(ghi)perylene	18,352	33	--
Phenanthrene	15,336	20.5	--
Acenaphthylene	1,001	1,001	--
SALINITY			
Electrical Conductivity (dS/m)	--	4.5	4.5
Sodium Absorption Ratio	--	12	12

-- Parameter not regulated.

>Csat Calculated value is greater than residual saturation. For soil to meet this standard there can be no evidence of free phase petroleum hydrocarbon and the total PHC concentration must be less than 30,000 mg/kg.

* total of aromatic and aliphatic compounds within fraction identified.

** *alternate ecotoxicity RS* to be applied at selected locations as identified in the Bill of Quantities. Total PHC to include extractable PHC up to and including C90, at a minimum.

*** Maximum tolerable total PHC concentration. Total PHC to include extractable PHC up to and including C90, at a minimum.

\# Salinity Standards apply to Effluent Pits and Sludge Pits only as further prescribed on Technical Specifications Volume I – Scope of Work.

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Annexure 3: KOC Irrigation Water Standards

A. Irrigation water.

1. All irrigation water shall comply with the Kuwait Environmental Public Authority standard: "Criteria of treated drainages waste waters used in irrigation" as stated in Table 1 below:

Table 1: Criteria of treated drainages waste waters used in irrigation.

Constituent	Symbol	Unit	Kuwait EPA Criteria of treated drainage wastes water used in irrigation (Maximum Limit)
Colour	-	-	-
pH	pH	-	6.5-8.5
Temperature	-	oC	-
Electrical Conductivity	EC	ds/m	1
Biological Oxygen Demand	BOD	mg/L	20
Chemical Oxygen Demand	COD	mg/L	100
Oil - grease	-	mg/L	5
Total Suspended Solids	TSS	mg/L	15
Total Soluble solids		mg/L	1500
Phosphate	PO4	mg/L	30
Ammonia	NH3-N	mg/L	15
Nitrate	NO3	mg/L	-
Total Kaldal Nitrogen	-	mg/L	-
Total Nitrogen	-	mg/l	-
Total Recoverable Phenol	-	mg/L	1
Fluorides	F	mg/L	25
Sulfides	S	mg/L	0.1
Chlorine	Cl2	mg/L	0.5-1.0
Dissolved Oxygen	DO	NTU	>2
Turbidity	-	mg/L	-
Hexavalent	-	mg/L	Nil
Aluminum	Al	mg/L	5
Arsenic	As	mg/L	0.1
Barium	Ba	mg/L	2
Boron	B	mg/l	2
Beryllium	Be	mg/L	
Cadmium	Cd	mg/l	0.01
Cyanides	Cn	mg/l	
Cobalt			
Copper			

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Annexure 4: Schedule for completion of Sludge Treatment Work

March 2017 - Commencement assembly and shipping of plant/unit for sludge remediation

May 2017 - Site Prep- Arrival of Unit and clearance from Customs.

June 2017 - Mobilization

July 2018 - Commencement of sludge treatment work (first 1000)

Nov 2018 - Completion of remediation of entire amount of sludge

December 2018 - Unit removal/Demobilization (latest by 31st December 2018)

Vivakor Middle East shall not be held responsible if out of control and serious uncounted issues arise from Customs or mobilization processes.

In the event that local vendor condensate is not approved, Vivakor Middle East reserves the right to change the timelines as required to get the approvals for the appropriate condensate requirements stated by KOC.

Should KOC require extensive infrastructure improvements such as concrete containment rings this will also require adjustments in the time line, hence Vivakor Middle East reserves the rights to do so.

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Annexure 5: Requirements as per KOC tender document

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